Pricing supplement No. 802 To prospectus dated September 29, 2009, and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated January 20, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$12,500,000
Securities Linked to the Dow Jones-UBS Commodity Index Total ReturnSM (Non-Principal Protected) due February 15, 2011

General
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The securities are designed for investors who seek a return, which may be negative, linked to the performance of the Dow Jones-UBS Commodity Index Total ReturnSM. The securities are not principal protected. If the Index declines or does not appreciate sufficiently, you will lose some of your initial investment.

•	The securities will pay a Coupon monthly and on the Maturity Date in arrears on an actual/360 basis at the LIBOR rate for the designated period (as defined below) less 0.16%.
•	Senior unsecured obligations of Deutsche Bank AG due February 15, 2011.
•	Minimum denominations of $10,000 and increments of $1,000 in excess thereof.
•	The securities priced on January 20, 2010 and are expected to settle three Business Days later on January 25, 2010.
•	After the Trade Date but prior to the Settlement Date, we may accept additional orders for securities and increase the aggregate principal amount.

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the face amount
Index:	The Dow Jones-UBS Commodity Index Total ReturnSM (Ticker: DJUBSTR)(the “Index”).
Coupon:	Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 day count fraction.
The Coupon for each Coupon Period will be (i) LIBOR less (ii) 0.16%.
For the initial Coupon Period, the Coupon rate is 0.07063%.

The “designated period” for the determination of LIBOR for any Coupon Period is equal to one month. In the case of an Early Redemption at Holder’s Option, Early Redemption at Issuer’s Option or a Mandatory Prepayment Event (each, an “Early Redemption Event”), you will receive the accrued Coupon on the applicable Early Redemption Payment Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:
The 15th of each month beginning February 15, 2010 and ending with the scheduled Maturity Date. In the case of an Early Redemption Event, you will receive the accrued Coupon on the applicable Early Redemption Payment Date. If such Coupon Payment Date is not a Business Day, the Coupon will be paid on the first following day that is a Business Day, but no additional coupon will accrue.

Redemption Amount:
A cash payment per $10,000 security, determined on the relevant Final Valuation Date, equal to:

$10,000 + [$10,000 × 3 × (Index Return - TBill Return - Adjustment Factor)]

Your investment will be exposed to any decline in the Index. If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 3% of the face amount of your securities for every 1% that the Index has declined from the Initial Level. In addition, the Adjustment Factor will lower your return by approximately 1.05% per year and the deduction of the TBill Return will also lower your return regardless of whether the Index appreciates or declines in value.

You may lose some of your investment at maturity or upon early redemption. Even if the Index does not decline, you will lose some of your investment if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor and the deduction of the TBill Return.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
Final Level – 1 Initial Level
LIBOR:
The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the relevant Final Valuation Date or the start of the relevant Coupon Period, as applicable, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.
A “London Banking Day” is any date on which commercial banks are open for business in London.

Adjustment Factor:	The greater of (x)0.00080 and (y) (0.0035 x (Days / 365)) where “Days” equals the number of calendar days from the Trade Date to, but excluding, the relevant Final Valuation Date.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$0.00	$0.00
Total	$12,500,000.00	$0.00	$12,500,000.00

(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” on the last page of this pricing supplement. The agents for this offering are affiliates of ours. For more information see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$12,500,000.00	$891.25

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

(Key Terms continued from previous page)
TBill Return:	Where,

“t” is any Business Day from and including the Business Day following the Trade Date (t =1) to and excluding the relevant Final Valuation Date.
“N” is the number of Business Days from and including the Business Day following the Trade Date (t =1) to and excluding the relevant Final Valuation Date.
“CDays” is the number of calendar days from and including the prior Business Day to and excluding the current Business Day
“3MR(t-1)” is, on any Business Day “t”, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page USAUCTION10, on the most recent day prior to such Business Day on which such rate was published, expressed as a money market rate.

Payment at Maturity:
If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level, the TBill Return and the Adjustment Factor applicable on the relevant Final Valuation Date.

Early Redemption at Holder’s Option:
You will have the right on any Trading Day prior to the Maturity Date, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), by written notice in the form entitled “Notice of Early Redemption” (attached hereto as Annex A) to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of a face amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000. The face amount of your securities that remains outstanding must be at least $10,000.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

Notice of Early Redemption at Holder’s Option:
An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a Trading Day at or before 10:00 a.m. New York City time, or the next Trading Day if such notice is not received on a Trading Day or is received after 10:00 a.m. New York City time.

Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, call the securities in whole, under the following circumstances:
(a)  Discontinuation of Publication of the Index.
The Issuer may call the securities on any Trading Day following any date on which the calculation agent has notified the Issuer that the publisher of the Index has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.
(b)  15% Decline in Index Level.
The Issuer may call the securities if, at any time from and after the Trade Date and prior to the Maturity Date, the Index Intraday Level during any Trading Day is equal to or less than 85% of the Initial Level, and the Issuer provides notice of such event to the trustee for the securities at its New York office by no later than 3:00 p.m. New York City time, on such day.
(c)  Commodity Hedging Disruption Event.
The Issuer may call the securities upon the occurrence of a Commodity Hedging Disruption Event, as described herein under “General Terms of the Securities – Commodity Hedging Disruption Events.”

An “Index Intraday Level” means the level of the Index as it appears on Bloomberg page “DJUBSTR <Index>” (or the applicable successor page) at any time between 8:30 a.m. and 2:30 p.m. (in each case, New York City time) on any Trading Day.

Notice of Early Redemption at Issuer’s Option:
The Issuer will give the trustee written notice of early redemption, which shall be effective on the date on which such notice is actually delivered to the trustee if such notice is delivered on a Trading Day at or before 10:00 a.m., New York City time, or the next Trading Day if such notice is not delivered on a Trading Day or is delivered after 10:00 a.m., New York City time.

Mandatory Prepayment Event:
A “Mandatory Prepayment Event” shall occur if at any time, from and after the Trade Date and prior to the Maturity Date, the Index Closing Level on any Trading Day is equal to or less than 85% of the Initial Level.

Initial Level:	273.5416, the Index Closing Level on the Trade Date.
Final Level:
The Index Closing Level on the relevant Final Valuation Date, subject to adjustment in the event of a Market Disruption Event as described below under “General Terms of the Securities – Market Disruption Events.”

Index Closing Level:
On any Trading Day, the Index Closing Level will be the closing level of the Index as appears on Bloomberg page “DJUBSTR <Index>”, subject to adjustment by the calculation agent according to the terms of the securities.

Final Valuation Date:	In the case of redemption on the Maturity Date, the Final Valuation Date is February 10, 2011.
In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, (x) if the request to the Issuer to effect such redemption is received prior to 10:00 a.m. New York City time on a Trading Day, the Final Valuation Date will be such day, or (y) if otherwise, the Final Valuation Date will be the first Trading Day following the date on which such request is received.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, then:
if the Early Redemption at Issuer’s Option is due to the discontinuation of publication of the Index or a 15% decline in the Index level, (x) if the notice of Early Redemption at Issuer’s Option is provided to the trustee for the securities at its New York office at or before 10:00 a.m. New York City time on a Trading Day, the Final Valuation Date will be such day, or (y) if the notice of Early Redemption at Issuer’s Option is provided to the trustee for the securities at its New York office on a day that is not a Trading Day or after 10:00 a.m. New York City time, the Final Valuation Date will be the Trading Day immediately following the notice date; or

if the Early Redemption at Issuer’s Option is due to the occurrence of a Commodity Hedging Disruption Event, (x) if the notice of Early Redemption at Issuer’s Option is provided to the trustee for the securities at its New York office at or before 10:00 a.m. New York City time on a Trading Day, the Final Valuation Date will be the tenth Business Day following such notice date, or (y) if the notice of Early Redemption at Issuer’s Option is provided to the trustee for the securities at its New York office on a day that is not a Trading Day or after 10:00 a.m. New York City time, the Final Valuation Date will be the tenth Business Day following the Trading Day immediately following the notice date.  For further information, see “General Terms of the Securities – Commodity Hedging Disruption Events.”

In the case of a Mandatory Prepayment Event, the Final Valuation Date will be the Trading Day immediately following the Trading Day on which the Mandatory Prepayment Event occurred.
Trade Date:	January 20, 2010
Settlement Date:	January 25, 2010
Early Redemption Payment Date:	Three Business Days following the relevant Final Valuation Date.
Maturity Date:
February 15, 2011, subject to an Early Redemption Event and postponement in the event of a Market Disruption Event as described below under “General Terms of the Securities – Market Disruption Events.”

Business Day:
A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, England.

Trading Day:
A day, as determined by the calculation agent, on which the Relevant Exchanges for all Index Constituents are open for trading during their regular trading sessions, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

CUSIP:	2515A0 U6 8
ISIN:	US2515A0U688

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 security face amount, for a hypothetical range of performance for the Index from -25% to +100%. The hypothetical Redemption Amounts set forth below use a hypothetical Initial Level of 273.54, a period of 386 calendar days, a TBill Return of 2.5% from the Trade Date to the Final Valuation Date and an Adjustment Factor equal to the greater of (x).00080 and (y) (0.0035 × (Days / 365)) and assume that no Early Redemption Event occurs. The hypothetical Redemption Amounts set forth below are for illustrative purposes only.  The actual Redemption Amount applicable to a purchaser of the securities will be determined on the relevant Final Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Index Ending Level	Index Return (%)	Payment at Maturity	Return on Securities (%)
547.08	100%	$39,138.96	291.39%
519.73	90%	$36,138.96	261.39%
492.37	80%	$33,138.96	231.39%
465.02	70%	$30,138.96	201.39%
437.67	60%	$27,138.96	171.39%
410.31	50%	$24,138.96	141.39%
382.96	40%	$21,138.96	111.39%
355.60	30%	$18,138.96	81.39%
328.25	20%	$15,138.96	51.39%
300.90	10%	$12,138.96	21.39%
273.54	0%	$9,138.96	-8.61%
246.19	-10%	$6,138.96	-38.61%
232.51	-15%	$4,638.96	-53.61%
218.83	-20%	$3,138.96	-68.61%
205.16	-25%	$1,638.96	-83.61%

A Mandatory Prepayment Event will occur if the Index Closing Level on any Trading Day is equal to or less than 85% of the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity or upon Early Redemption

The first three examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level 273.54 to a Final Level of 355.60. Assuming a period of 386 days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $18,138.96, per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 × 3 × ((355.60 / 273.54 – 1) – 0.025 – (0.0035 × 386 / 365))] = $18,138.96

Example 2: The Initial Level and the Final Level of the Index are both 273.54 such that Index Return is 0%. If the Index Return is 0%, the investor will receive a payment at maturity that is less than $10,000 per $10,000 security face amount. Assuming a period of 386 days from Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $9,138.96 per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 × 3 × ((273.54 / 273.54 – 1) – 0.025 – (0.0035 × 386 / 365))] = $9,138.96

Example 3: The level of the Index decreases from the Initial Level of 273.54 to a Final Level of 246.19. Assuming a period of 386 days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $6,138.96 per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 × 3 × ((246.19 / 273.54 – 1) – 0.025 – (0.0035 × 386 / 365))] = $6,138.96

The following two examples assume that an Early Redemption Event occurs after 15 days, and assume a TBill Return of 0.01% during such period.

Example 4: The level of the Index increases from the Initial Level of 273.54 to a Final Level of 355.60. The holder receives a payment on the Early Redemption Payment Date of $18,972.78, calculated as follows:
$10,000 + [$10,000 × 3 × ((355.60 / 273.54 – 1) – 0.0001 – 0.00080)]  = $18,972.78

In this example, the Redemption Amount is greater than in Example 1 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 15 days instead of 386.

Example 5: The level of the Index decreases from the Initial Level of 273.54 to a Final Level of 246.19. The holder receives a payment on the Early Redemption Payment Date of $6,973.44, calculated as follows:

$10,000 + [$10,000 × 3 × ((246.19 / 273.54 – 1) – 0.0001 – 0.00080)] = $6,973.44

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 15 days instead of 386.

SELECTED PURCHASE CONSIDERATIONS

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT WILL BE REDUCED BY THE ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN. — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately 1.05% of the $10,000 security face amount per year. In addition, the Redemption Amount is subject to the deduction of the TBill Return. Each of the Adjustment Factor and the TBill Return is applied to the value of the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index Closing Level on the relevant Final Valuation Date is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity, or upon any Early Redemption Event, is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DOW JONES-UBS COMMODITY INDEX TOTAL RETURNSM — The return on the securities is linked to the performance of the Dow Jones–UBS Commodity Index Total ReturnSM. The Dow Jones–UBS Commodity Index Total ReturnSM is composed of futures contracts on 19 physical commodities and is designed to be a benchmark for commodities as an asset class. Its component weightings are determined primarily based on liquidity data, or the relative amount of trading activity of a particular commodity, and dollar-adjusted production data. The component weightings are also determined by several rules designed to insure diversified commodity exposure. See “The Dow Jones–UBS Commodity IndexSM.”

•	TAX CONSIDERATIONS — You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of German tax considerations relating to the securities, you should review the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISK FACTORS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the publisher of the Index has stopped publication of the Index, if the Index Intraday Level declines 15% or more from the Initial Level or if a Commodity Hedging Disruption Event occurs. In addition, we must redeem the securities in the event the Index Closing Level on any date is 15% or more below the Initial Level.

Under current United States federal income tax law, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Payment Date.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that may comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The Commodity Futures Trading Commission (the “CFTC”) has announced that it is considering imposing position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on your securities. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest your proceeds in a comparable investment.

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT IS REDUCED BY THE INCLUSION OF AN ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately $105 per $10,000 security face amount per year. Each of the TBill Return and the Adjustment Factor is applied to the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index Closing Level on the relevant Final Valuation Date is greater than the Initial Level.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity on the securities is subject to the creditworthiness of the Issuer.

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INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX — At any time during the term of the securities, the daily calculation of the Index may be adjusted in the event that UBS Securities LLC (“UBS”) determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on the London Metal Exchange (the “LME”), a Business Day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated. See “The Dow Jones–UBS Commodity IndexSM—Index Calculation Disruption Events” in this pricing supplement.

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DOW JONES AND UBS MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED — A futures contract known as a designated contract has been selected as the reference contract for each underlying physical commodity. See “The Dow Jones–UBS Commodity IndexSM—Designated Contracts for each Index Commodity” in this pricing supplement. Data concerning each designated contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by a supervisory committee appointed by Dow Jones & Company, Inc. (“Dow Jones”) and UBS to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the Index.

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CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE VALUE OF THE SECURITIES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY — The policies of Dow Jones and UBS concerning the methodology and calculation of the Index, additions, deletions or substitutions of the Index Commodities or exchange-traded futures contracts on the Index Commodities could affect the Index and, therefore, could affect the amount payable on the securities at maturity and the value of the securities prior to maturity. The amount payable on the securities and their value could also be affected if Dow Jones and UBS, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if Dow Jones and UBS discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the value of the securities. If events such as these occur, or if the Index level is not available because of a Market Disruption Event or for any other reason, the calculation agent — which will be Deutsche Bank AG, London Branch — will make a good faith estimate in its sole discretion of the Index level that would have prevailed in the absence of the Market Disruption Event.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and ranking. At maturity, or upon any Early Redemption Event, you will receive a positive return on your investment only if the Final Level on the relevant Final Valuation Date exceeds the Initial Level by an amount sufficient to more than offset the combined effect of the Adjustment Factor and deduction of the TBill Return. If the Final Level on the relevant Final Valuation Date is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor and deduction of the TBill Return. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to more than offset the Adjustment Factor and deduction of the TBill Return, the yield to the maturity or redemption may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Redemption Amount described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of the commissions and/or other fees and hedging costs in the original issue price, and the Adjustment Factor, will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so, except as described under “Early Redemption at Holder’s Option” above. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE AND THE CALCULATION AGENT FOR THE SECURITIES, ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event. In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index Intraday Level or the Index Closing Level, including the Initial Level and the Final Level. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, may affect the Redemption Amount, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the value of the Index;

•	trends of supply and demand for the commodities underlying the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Constituents or commodities markets generally;

•	the interest and yield rates then prevailing in the market;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

•	THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts including in the Index may reduce the performance of the Index as a whole.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Agriculture prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Commodities may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Index and, consequently, the return on your investment.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over–the–counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day for aluminum or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the relevant Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the Redemption Amount, could be adversely affected.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the publisher of the Index being unable to determine the level of the Index using its normal means. Any resulting discretion by the calculation agent of the Index in determining the Final Level could adversely affect the value of the securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines.

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WE AND OUR AFFILIATES HAVE NO AFFILIATION WITH DOW JONES OR UBS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION — Deutsche Bank AG and its affiliates are not affiliated with Dow Jones or UBS in any way (except for licensing arrangements discussed below in “The Dow Jones– UBS Commodity IndexSM”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither Dow Jones nor UBS is under any obligation to continue to calculate the Index or required to calculate any Successor Index. If Dow Jones and UBS discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the securities or the amount payable at maturity. The calculation agent may designate a Successor Index selected in its sole discretion. If the calculation agent determines in its sole discretion that no Successor Index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. The information in “The Dow Jones– UBS Commodity IndexSM” section has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. Deutsche Bank AG has not independently verified this information. You, as an investor in the securities, should make your own investigation into the Index, UBS and Dow Jones. Dow Jones and UBS are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts, with associated coupon payments by us to you, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described below in “U.S. Federal Income Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Because the securities are represented by a global security, the Depositary or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the Early Redemption at Holder’s Option. In order to ensure that the Depositary’s nominee will timely exercise the Early Redemption at Holder’s Option, you must instruct the broker or other direct or Indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

In addition, DBSI may offer to purchase the securities in the secondary market, although it is not required to do so. DBSI expects that the repurchase price will be based on the then current Redemption Amount (as if that day were the Final Valuation Date, assuming normal market conditions as determined by the Issuer in its sole discretion).

The Dow Jones–UBS Commodity IndexSM

We have derived all information contained in this pricing supplement regarding the Dow Jones–UBS Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. You, as an investor in the securities, should make your own investigation into the Dow Jones–UBS Commodity Index, UBS and Dow Jones. Dow Jones and UBS are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities. Dow Jones and UBS have no obligation to continue to publish the Index, and may discontinue publication of the Dow Jones–UBS Commodity Index at any time in their sole discretion.

The Dow Jones–UBS Commodity Index is a proprietary index that was established in July 1998 to provide a liquid and diversified benchmark for commodities. The Dow Jones–UBS Commodity Index is currently comprised of futures contracts on nineteen physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The nineteen commodities for 2010 that comprise the Dow Jones–UBS Commodity Index (the “Index Commodities”) are: aluminum; coffee; copper; corn; cotton; crude oil; gold; heating oil; lean hogs; live cattle; natural gas; nickel; silver; soybeans; soybean oil; sugar; unleaded gasoline; wheat; and zinc. Futures contracts on the Dow Jones–UBS Commodity Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange.

The Dow Jones–UBS Commodity Index is calculated on an excess return basis and on a total return basis. The former reflects the return of underlying commodity futures price movements only, while the latter reflects the return on fully collateralized positions in the underlying commodity futures. The Dow Jones-UBS Commodity Index Total Return is reported by Bloomberg under the ticker symbol “DJUBSTR.” The securities are linked to the total return version of the Dow Jones–UBS Commodity Index.

Methodology

The Dow Jones-UBS Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each Index component occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the Dow Jones-UBS Commodity Index and for calculating its level is subject to modification by Dow Jones and UBS at any time. Currently, Dow Jones disseminates the Dow Jones-UBS Commodity Index level at approximately 15 second intervals from 8:00 a.m. to 3:00 p.m., New York City time, and publishes a daily settlement price for the Dow Jones-UBS Commodity Index at approximately 5:00 p.m., New York City time, on each DJ-UBS Business Day on the Bloomberg pages set forth above.

A “DJ-UBS Business Day” means a day on which the sum of the Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the Dow Jones-UBS Commodity Index”) for the Index Commodities that are open for trading is greater than 50%.

The Dow Jones-UBS Commodity Index was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the Dow Jones-UBS Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Dow Jones-UBS Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Dow Jones-UBS Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid the Dow Jones-UBS Commodity Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The Dow Jones-UBS Commodity Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Dow Jones-UBS Commodity Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the Dow Jones-UBS Commodity Index can accommodate substantial investment flows.

Designated Contracts for each Index Commodity

A futures contract known as a designated contract is selected for each of the 23 commodities eligible for inclusion in the Dow Jones-UBS Commodity Index. With the exception of several LME contracts, where there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for an Index Commodity, the futures contract that is traded in North America and denominated in United States dollars has been chosen. If more than one of those contracts exists, the most actively traded contract is chosen. Data concerning this designated contract will be used to calculate the Dow Jones-UBS Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract. The 23 commodities eligible for inclusion in the Dow Jones-UBS Commodity Index are traded on the LME, the New York Board of Trade (“NYBOT”), the New York Commodities Exchange (“COMEX”), the Chicago Mercantile Exchange (“CME”) and the New York Mercantile Exchange (the “NYMEX”) and are as follows:

Commodity	Designated Contract	Exchange	Units	Price quote
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton
Cocoa	Cocoa	NYBOT	10 metric tons	$/metric ton
Coffee	Coffee “C”	NYBOT	37,500 lbs	cents/pound
Copper	High Grade Copper	COMEX**	25,000 lbs	cents/pound
Corn	Corn	CBOT	5,000 bushels	cents/bushel
Cotton	Cotton	NYBOT	50,000 lbs	cents/pound
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel
Gold	Gold	COMEX	100 troy oz.	$/troy oz.
Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon
Lead	Refined Standard Lead	LME	25 metric tons	$/metric ton
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton
Platinum	Platinum	YMEX	50 troy oz.	$/metric ton
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.
Soybeans	Soybeans	CBOT	60,000 lbs	cents/pound
Soybean Oil	Soybean Oil	CBOT	5,000 bushels	cents/bushel
Sugar	World Sugar No. 11	NYBOT	112,000 lbs	cents/pound
Tin	Refined Tin	LME	5 metric tons	$/metric ton
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending†	NYMEX	42,000 gal	cents/gallon
Wheat	Wheat	CBOT	5,000 bushels	cents/bushel
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton

**
The Dow Jones — UBS Commodity Index uses the High Grade Copper Contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones — UBS Commodity Index.

†
Represents a replacement of the New York Harbor Unleaded Gasoline contract. This replacement occurred during the regularly scheduled roll of futures contracts comprising the Dow Jones — UBS Commodity Index in April 2006.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Dow Jones-UBS Commodity Index are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline	Livestock	Lean Hogs Live Cattle
Industrial Metals	Aluminum Copper Nickel Zinc Lead* Tin*	Precious Metals	Gold Silver Platinum*
Grains	Corn Soybeans Wheat Soybean Oil	Softs	Coffee Cotton Sugar Cocoa*

*
Out of the 23 commodities available for inclusion annually in the Dow Jones-UBS Commodity Index, only those four commodities marked in the table above with an asterisk are currently not included in the Dow Jones-UBS Commodity Index.

Annual Reweighting and Rebalancing of the Dow Jones-UBS Commodity Index

The Dow Jones-UBS Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-UBS Commodity Index are determined each year in June or July. The annual weightings are announced in July and implemented the following January.

The relative weightings of the component commodities included in the Dow Jones-UBS Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the Dow Jones-UBS Commodity Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic value of the designated contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the Dow Jones-UBS Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic value of the designated contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Dow Jones-UBS Commodity Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Dow Jones-UBS Commodity Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Dow Jones-UBS Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-UBS Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Dow Jones-UBS Commodity Index;

•	No single commodity may constitute more than 15% of the Dow Jones-UBS Commodity Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-UBS Commodity Index; and

•	No single commodity may constitute less than 2% of the Dow Jones-UBS Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones-UBS Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the Dow Jones-UBS Commodity Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the Index components, are used to determine the commodity index multiplier (the “CIM”) for each Index Commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Dow Jones-UBS Commodity Index

The Dow Jones-UBS Commodity Index is calculated by Dow Jones, in conjunction with UBS by applying the impact of the changes to the prices of the Index components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones-UBS Commodity Index is a mathematical process whereby the CIMs for the Index components are multiplied by the prices for the Index components. These products are then summed. The percentage change in this sum is then applied to the prior level of the Dow Jones-UBS Commodity Index to calculate the current level of the Dow Jones-UBS Commodity Index level. The Dow Jones-UBS Commodity Index is calculated on an excess return and on a total return basis.

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Dow Jones-UBS Commodity Index will be adjusted in the event that UBS determines that any of the following index calculation disruption events exists:

(a) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones-UBS Commodity Index on that day;

(b) the settlement price of any futures contract used in the calculation of the Dow Jones-UBS Commodity Index reflects the maximum permitted price change from the previous day’s settlement price;

(c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Dow Jones-UBS Commodity Index; or

(d) with respect to any futures contract used in the calculation of the Dow Jones-UBS Commodity Index that trades on the LME, a Business Day on which the LME is not open for trading.

License Agreement

“Dow Jones” and “Dow Jones-UBS Commodity Index” are registered trademarks or service marks of Dow Jones Inc. and UBS Securities LLC, as the case may be, and have been licensed for use for certain purposes by us.

The securities are not sponsored, endorsed, sold or promoted by Dow Jones, UBS or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS and any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The Index is determined, composed and calculated by Dow Jones in conjunction with UBS without regard to us, you or the securities. Dow Jones and UBS have no obligation to take our needs or the needs of the holders of the securities into consideration in determining, composing or calculating the Index. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to security holders, in connection with the administration, marketing or trading of the securities.

Notwithstanding the foregoing, UBS and its respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, UBS and its respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Index and the securities.

This pricing supplement relates only to the securities and does not relate to the physical commodities underlying any of the components of the Index. Purchasers of the securities should not conclude that the inclusion of a futures contract in the Index is any form of investment recommendation of the futures contract or the underlying physical commodity by Dow Jones, UBS or any of their respective subsidiaries or affiliates.

The information in this pricing supplement regarding the exchange-traded futures contracts on physical commodities which comprise the Index components has been derived solely from publicly available documents. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Index in connection with the securities. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Index, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Historical Information

The following graph sets forth the historical performance of the Index based on the quarterly Index Closing Levels from August 1, 1997 through January 20, 2010. The Index Closing Level on January 20, 2010 was 273.5416. We obtained the Index Closing Levels below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the relevant Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

GENERAL TERMS OF THE SECURITIES

Market Disruption Events

If a Market Disruption Event is in effect on the Trade Date or the relevant Final Valuation Date, the calculation agent for the securities will calculate the Index Closing Level for the Trade Date or the relevant Final Valuation Date, as applicable, using:

•
for each exchange-traded commodity futures contract included in the Index or any Successor Index (an “Index Constituent”), the weighting within the Index assigned to such Index Constituent on the relevant Final Valuation Date or the Trade Date, as applicable;

•
for each Index Constituent that did not suffer a Market Disruption Event on such Final Valuation Date or the Trade Date, as applicable, the closing price for such Index Constituent on such Final Valuation Date or the Trade Date, as applicable; and

•
for each Index Constituent that did suffer a Market Disruption Event on such Final Valuation Date or the Trade Date, as applicable, the closing price for the Index Constituent on the immediately succeeding Trading Day for such Index Constituent on which no Market Disruption Event occurs or is continuing with respect to such Index Constituent; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Index Constituent on the Trade Date and the immediately succeeding Trading Day, then the calculation agent will determine the closing price for the affected Index Constituent on such immediately succeeding Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Index Constituent on the relevant Final Valuation Date and is continuing for the immediately succeeding ten Trading Days, then the calculation agent will determine the closing price for the affected Index Constituent on such tenth Trading Day in good faith and in a commercially reasonable manner.

If a Market Disruption Event exists on the relevant Final Valuation Date, then the Maturity Date or Early Redemption Payment Date, as applicable, will be postponed, in the case of the Maturity Date, to the fifth Business Day, and in the case of an Early Redemption Payment Date, to the third Business Day, following the last day on which the closing price for any Index Constituent used in determining the Final Level is ascertained. If the Maturity Date or Early Redemption Payment Date is not a Business Day, the Maturity Date or Early Redemption Payment Date, as applicable, will be postponed to the first Business Day following the scheduled Maturity Date or Early Redemption Payment Date, as applicable, subject to postponement in the event of a Market Disruption Event on the Final Valuation Date as described above.

With respect to the Index, a “Market Disruption Event” means a determination by the calculation agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
a termination or suspension of, or material limitation or disruption in the trading of any Index Constituent (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of an Index Constituent imposed by the Relevant Exchange on which such Index Constituent is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such Relevant Exchange); or

•	the settlement price of any Index Constituent has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the Relevant Exchange; or

•	failure by the Relevant Exchange or other price source to announce or publish the settlement price of any Index Constituent; or

•	failure by the sponsor of the Index to publish the Index Closing Level; or

•	a Commodity Hedging Disruption Event (as defined below).

Commodity Hedging Disruption Events

If a Commodity Hedging Disruption Event occurs, we will have the right, but not the obligation, to accelerate payment on the securities by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee and the security holder at its New York office, on which notice the trustee and security holder may conclusively rely, as promptly as possible and in no event later than the Business Day immediately following the day on which such Commodity Hedging Disruption Event occurred. The amount due and payable per Face Amount of securities upon such early acceleration will be (a) determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated (i) in the case of written notice of our election to accelerate payment on the securities having been provided to the trustee on a Trading Day at or before 10:00 a.m. New York City time, as if the tenth Business Day following such notice date were the Final Valuation Date, and (ii) in the case of written notice of our election to accelerate payment on the securities having been provided to the trustee on a day that is not a Trading Day or after 10:00 a.m. New York City time, as if the tenth Business Day following the Trading Day immediately following such notice date were the Final Valuation Date, and (b) payable on the third Business Day following the day that is the deemed Final Valuation Date.

We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC and holders of the securities of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a Commodity Hedging Disruption Event.

A “Commodity Hedging Disruption Event” means that:

(a)        due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

(b)        for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Relevant Exchange” means the primary organized exchanges or markets of trading, as determined by the calculation agent, for any component included in the Index.

Discontinuation of the Index; Alteration of Method of Calculation

If Dow Jones and UBS discontinue publication of the Index and Dow Jones and UBS or another entity publish a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index closing level on any Trading Day following the publication of such Successor Index will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on such day.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If Dow Jones and UBS discontinue publication of the Index prior to, and such discontinuance is continuing on, the Final Valuation Date and the calculation agent determines, in its sole discretion, that no Successor Index is available at such time, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant Index Constituents has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each Index Constituent most recently comprising the Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the Index or such Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the Final Valuation Date make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodities index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust such index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification.

Notwithstanding the above, the Issuer may, in its sole discretion, call the securities in whole (x) on any Trading Day following any date on which the calculation agent has notified the Issuer that the publisher of the Index has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

Calculation Agent

Deutsche Bank AG, London Branch will act as the “calculation agent” for the securities. The calculation agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event, Commodity Hedging Disruption Event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the Trade Date without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon an early redemption on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date or Early Redemption Payment Date, as applicable.

All calculations with respect to the levels of the Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per security, if any, at maturity or upon an early redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated as if the date of acceleration was the Final Valuation Date plus any accrued and unpaid coupon on the securities.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies only to an investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the securities as a part of a hedging transaction, straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, non-U.S. investors whose gain or loss with respect to the securities is effectively connected with the conduct of a trade or business in the United States, or individual non-U.S. investors who are present in the United States for 183 days or more in the taxable year in which their securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts, with associated coupon payments by us to you, for U.S. federal income tax purposes. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) and with respect to tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts with associated coupon payments will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupons. There is no direct authority under current law addressing the proper tax treatment of the coupons on the securities or on instruments similar to the securities, and the treatment of the coupons is uncertain. The coupons may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. To the extent that we may be required to file information returns with respect to certain U.S. holders, we intend to treat the coupons as ordinary income. You should consult your tax adviser regarding the treatment of the coupons, including the possibility that they may be treated, in whole or in part, not as ordinary income but as an amount to be taken into account in determining your gain or loss upon a sale, exchange or retirement of the securities.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities (including upon a Mandatory Prepayment Event or early redemption), you should recognize capital gain or loss equal to the difference between the amount received (other than any coupon payment or amount attributable to accrued coupon received from us) and your tax basis in the securities, although the treatment of any amount received upon sale that is attributable to accrued but unpaid coupon is unclear. Such capital gain or loss should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of the income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though this amount may exceed the coupon payments in each year. In addition, any income on the sale, exchange or retirement of the securities would be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Other U.S. federal income tax characterizations of the securities might also require you to include additional amounts in income during the term of the securities and/or might treat all or a portion of the gain or loss on the sale or settlement of the securities as ordinary income or loss. For instance, it is possible that any reconstitution, rebalancing, recomposition of the Index, change in methodology of calculating the Index or any substitution of a successor index could be treated as a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the securities who is: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust. The discussion that follows is limited in scope and does not discuss all of the U.S. federal income tax consequences that may be relevant to you as an owner of the securities.

We will treat any coupon payments made to you as subject to withholding at a rate of 30% unless you comply with certification requirements to establish that you are eligible for a reduction of or an exemption from withholding (e.g., under an applicable income tax treaty). You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue additional income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including the issues presented by this notice.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities will be subject to, and we intend to treat coupon payments as being subject to, information reporting unless you are an “exempt recipient” (such as a domestic corporation). These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The issue price of the securities includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Index, the Index Constituents, the Index Commodities or securities whose value is derived from the Index, the Index Constituents or the Index Commodities. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Index, and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon early redemption. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the Index Constituents, the Index Commodities or securities whose value is derived from the Index, the Index Constituents or the Index Commodities. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Index or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”) as agents and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI and DBTCA, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the face amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

DBSI and DBTCA, acting as Agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The issue price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate face amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three Business Days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three Business Days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three Business Days after the Trade Date.

ANNEX A
NOTICE OF EARLY REDEMPTION

To: Deutsche Bank Commodity Structuring Desk, New York

jatin.bindal@db.com, michael.mitton@db.com, michelle.cheng@db.com

Subject: SECURITIES LINKED TO THE DOW JONES-UBS COMMODITY INDEX TOTAL RETURNSM (NON-PRINCIPAL PROTECTED) DUE FEBRUARY 15, 2011 (CUSIP No.: 2515A0 U6 8)

The undersigned hereby irrevocably elects to exercise the right to have Deutsche Bank AG, London Branch redeem certain securities described in pricing supplement no. 802 dated January 20, 2010.

Terms used and not defined in this notice have the meanings given to them in the pricing supplement relating to the securities.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the securities (specified below) to book a delivery versus payment trade with respect to the number of securities specified below at a price per securities equal to the applicable Redemption Amount on the relevant Final Valuation Date, and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time on the Early Redemption Payment Date.

Name of holder:

Aggregated face amount of the securities to be redeemed:

Number of $10,000 principal amount securities to be redeemed:

Aggregated face amount of the securities to remain outstanding:

DTC # (and any relevant sub-account):

Date: _________, 20__

Contact Name:

Telephone #:

Fax #:

Email:

Acknowledgement: I acknowledge that the securities specified above will not be redeemed unless all of the requirements specified in the accompanying product supplement and this pricing supplement relating to the securities are satisfied.

If the undersigned is not the beneficial owner of the securities to be early redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

** Questions regarding the repurchase requirements of your securities should be directed to jatin. bindal@db.com, michael.mitton@db.com, michelle.cheng@db.com.